Exhibit 10.1

21 March 2018

Mr. Richard S. Chernicoff

4309 Forest Avenue SE

Mercer Island, WA  98040

Dear Mr. Chernicoff:

This letter agreement (this “Agreement”), dated as of the date hereof (the “Separation Date”), and, solely with respect to Section 5(b) below, retroactively effective to February 28, 2018 (the “Salary Termination Date”), sets forth terms of your separation from employment with and agreement to provide post-employment consulting services to Great Elm Capital Group, Inc. (the “Company”).

In consideration of the promises and undertakings in this Agreement, the parties, intending to be legally bound, agree as follows:

1.

Separation. Effective as of the Separation Date, you hereby separate from employment with the Company and its subsidiaries.  You hereby resign from all officer and director positions with the Company and its subsidiaries, including, without limitation, Great Elm Capital Management, Inc. and GECC GP Corp., in each case, effective as of the Separation Date.  You will promptly take all actions and execute all documents, instruments and agreements as may be reasonably requested by the Company to effectuate the foregoing resignations.

2.

Consulting Agreement. Subject to the supervision of the Company’s Board of Directors (the “Board”) or its designee as well as the other terms and conditions herein, you will manage the Company’s day-to-day efforts to collect disputed amounts owing to the Company under the Purchase and Sale Agreement, dated as of April 6, 2016 (as amended, the “Purchase Agreement”), between Optis UP Holdings, LLC (“Pan Optis”) and the Company (the “Pan Optis Matter”).   Subject to earlier termination pursuant to clause (f) below, the term of this Agreement (the “Term”) shall begin on the Separation Date and continue through final resolution of the Pan Optis Matter.  You will provide regular updates to the Board or its designee on the status of the Pan Optis Matter.  You will have no authority to bind the Company or its subsidiaries in the Pan Optis Matter or otherwise without the Company’s prior express written or electronic mail consent.

(a)

You will provide all services hereunder as an independent contractor. The Company will classify you as an independent contractor for all purposes. Except as permitted under COBRA, you are not entitled to participate in any benefit plan, policy, or program sponsored or maintained by Company for the benefit of its employees, even if it is later determined that you are a common law employee of Company for any purpose. Payments due to you hereunder shall not be subject to withholding except as required by law.

(b)

You will not be required to provide a level of service that materially interferes with your future employment. You will not be required to undertake any activity that would, in your sole view, detract from your professional image and reputation. You will perform your services hereunder in accordance with applicable law.  You will not hold yourself out as a representative of the Company for any purpose other the Pan Optis Matter.

(c)

You will disclose to the Company any conflicts of interest now existing or hereinafter developing during the Term, including, without limitation, economic or ownership interests held in, or services provided to, Pan Optis or any of its affiliates, any known competitor of the Company or any company in which the Company is invested (a "Portfolio Company").

(d)

You acknowledge that you (i) are aware of the restrictions imposed by any applicable securities laws on the purchase or sale of securities, including the securities of any Portfolio Company, or the procurement of the purchase or sale by others of such securities, by any person who has received material, non-public information in relation to such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities or procure others to do so in reliance upon such information and (ii) will prevent the use of material, non-public information about the Company or any Portfolio Company in any way that would violate applicable securities laws. In furtherance of the foregoing, you agree to provide the Company with appropriate certifications and/or reasonable documentation evidencing compliance with this Section.

(e)	You will provide the Company with any other information reasonably required for applicable tax, legal or regulatory purposes, including the Internal Revenue Service Form W-9.

(f)

Your engagement with the Company will be terminable as follows: (i) automatically upon your death or disability, (ii) at any time by the Company for any reason upon 30 days’ prior written notice to you, (iii) at any time by you for any reason upon 30 days’ prior written notice to the Company, (iv) automatically upon expiration of the Term and (v) automatically by the Company (with no prior written notice except as expressly set forth below) for "Cause," if you have (A) engaged in fraud, gross negligence or willful misconduct in your performance of the services contemplated hereby, (B)  willfully engaged in conduct that you know or, based on facts known to you, should know, is materially detrimental to the Company’s business or reputation, (C)  breached any material provision of this Agreement, including, without limitation, Sections 2(d), 3 or 4 hereof, (D) been convicted of, or entered a plea bargain or settlement admitting guilt for, any felony under the laws of the United States or of any state or the District of Columbia or any foreign jurisdiction (other than a traffic violation); (E) been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission or any similar securities regulatory agency of any country, for any securities violation including, for example, any such order consented to by you in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied or (F) substantially failed or are unable to perform the level of services contemplated hereby as determined by the Board in good faith, including, without limitation, a good faith determination by the Board that your future employment materially interfered with your ability to provide such level of services; provided, however, that in the case of an event described above in clauses (A) through (C) and (F), only if such Cause has not been corrected or cured by you (to the extent capable of being cured) within thirty days after you have received written notice from the Company of the Company's intent to terminate your engagement for Cause and specifying in reasonable detail the basis for such termination.

3.	Nondisclosure of Proprietary Information.

(a)

Except as required in the faithful performance of your duties hereunder or pursuant to section (c) below, you will, in perpetuity, maintain in confidence and will not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for your benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any Portfolio Companies, including, without limitation, information with respect to the Company’s or any Portfolio Company’s operations, investment performance, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of their engagement, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar medium containing any such confidential or proprietary information or trade secrets.

(b)

Upon termination of your engagement for any reason, you will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company which contain proprietary information or trade secrets, and all other materials, keys, equipment and any other Company property or property of the Portfolio Companies.

(c)	You may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof as permitted by applicable law. In connection with any such subpoena or other legal process, you will, promptly upon receipt of the subpoena or other process, make available to the Company and its counsel the documents and other information sought and will assist such counsel in resisting or otherwise responding to such process.

4.

Non-Disparagement. You and the Company each covenant and agree that, during and following termination of your engagement, you shall not disparage the Company and its subsidiaries, and their respective officers and directors, and the Company, its subsidiaries and their respective officers and directors shall not make or authorize disparaging remarks regarding you. The previous sentence shall not apply, however, in the case of any disparagement which is made (i) in testimony pursuant to a court order, subpoena, or legal process, (ii) to a court, mediator or arbitrator in connection with any litigation or dispute between the Company and you, or (iii) exclusively to you in the course of the Company’s supervision or review of your performance. The parties further agree that you and the Company shall each be entitled (without posting bond or other security) to injunctive or other equitable or monetary relief, as deemed appropriate by any such court or tribunal, to prevent or as a result of a breach of the other party’s obligations in this Section.

5.	Payments, etc.

(a)	The Company will reimburse your reasonable accrued expenses incurred prior to the Separation Date upon compliance with Company policy on expense reports, etc.

(b)

You acknowledge and agree that you shall not be entitled to any payments of base salary under your prior offer letter with the Company or otherwise for any period following the Salary Termination Date.

(c)	All vesting conditions with respect to your 97,685 performance shares are deemed to have been satisfied.

(d)

Vesting with respect to the 141,437 options issued to you will continue in accordance with the award agreements in respect of such options until such time as this Agreement has been terminated for any reason.  Your separation of employment as contemplated herein will not constitute a break in continuous service.

(e)

You will not be entitled to any Board compensation for any period following December 31, 2017 but will be entitled to the benefit of any applicable indemnification and exculpation provisions set forth in existing written agreements with the Company as of the date hereof or in the organizational documents of the Company or its subsidiaries.

(f)

The Company will pay you the Specified Percentage of the cash proceeds collected by the Company in the Pan Optis Matter after the date of this Agreement net of all fees, costs, expenses and other amounts, including, without limitation, attorneys’ and experts’ fees and expenses, incurred by the Company and its subsidiaries in connection with the Pan Optis Matter (“Net Pan Optis Proceeds”) within 30 business days of the Company’s receipt thereof (the “Recovery Fee”). For purposes hereof, the “Specified Percentage” shall mean (i) 4.00% of all Net Pan Optis Proceeds up to and including $2,000,000 plus (ii) 5.00% of all Net Pan Optis Proceeds greater than $2,000,000 and up to and including $6,000,000 plus (iii) 7.00% of all Net Pan Optis Proceeds greater than $6,000,000 and up to and including $10,000,000.  Notwithstanding the foregoing, no Recovery Fee shall be due and payable if (x) Net Pan Optis Proceeds are less than $2,000,000 or (y) this Agreement is terminated by the Company for Cause or you terminate this Agreement pursuant to Section 2(f)(iii) hereof. You will be responsible for all taxes on any Recovery Fee payable hereunder.

(g)

The Company will pay you a transaction fee (the “Transaction Fee”) upon execution and delivery by PanOptis and the Company of a binding written agreement, in form and substance acceptable to the Company, which finally resolves all claims alleged in the PanOptis Matter (which agreement shall include a full and unconditional release from Pan Optis and its affiliates of each of the Company, its subsidiaries and their respective officers, directors , employees, agents, advisors and affiliates) in the amount of (i) $80,000 if such agreement has been executed by delivered by the parties on or prior to May 11, 2018, (ii) $40,000 if such agreement has been executed and delivered by the parties on or prior to September 7, 2018 and (iii) $0 thereafter.  Notwithstanding the foregoing, no Transaction Fee shall be due and payable if this Agreement is terminated by the Company for Cause or you terminate this Agreement pursuant to Section 2(f)(iii) hereof. You will be responsible for all taxes on any Transaction Fee payable hereunder.

(h)

The Company will pay the cost of providing you and your family COBRA benefits for one year following the Separation Date in an amount not to exceed $30,000.  You will be responsible for all taxes on any amounts payable pursuant to this clause (h).

(i)	Within ten business days of the date of the Separation Date, the Company will pay you $100,000 (the “Upfront Payment”). You will be responsible for all taxes thereon.

(j)	Subject to applicable IRS guidelines, the Company will reimburse your reasonable and documented out-of-pocket costs in connection with performing services hereunder.

6.	Injunctive Relief; Survival.

(a)

You recognize and acknowledge that a breach of the covenants contained in Sections 3 and 4 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you agree that in the event of a breach of any of the covenants contained in Section 3 or 4 in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

(b)

The rights and obligations of the parties arising under Sections 3, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 shall survive, and will not be impaired by, the expiration or termination of your engagement hereunder.

7.	Indemnification.

(a)

The Company will indemnify, defend and hold you harmless for all losses, costs, expenses or liabilities based upon or arising out of acts or omissions made by you in good faith during the Term while performing services on behalf of the Company within the scope of your engagement by the Company, provided that such acts or omissions do not constitute fraud, willful misconduct or gross negligence. Your indemnification shall, to the extent not in conflict with any applicable insurance policy, be secondary to any and all payment to which you are entitled from any relevant insurance policy issued to or for the benefit of the Company and its affiliates or you. Your indemnification hereunder shall also be secondary to any payment pursuant to any other indemnification obligation of any Portfolio Company, including under any insurance policy issued to or for the benefit of such Portfolio Company, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by the Company pursuant to its indemnification obligations herein, the Company shall be subrogated to the extent of such payment to all of your rights of recovery, including your rights under any insurance policies. The obligations of the Company under this Section 8 shall survive any termination of this Agreement.

(b)

For any claims indemnified by the Company under Section 7(a), to the fullest extent permitted by law, the Company shall promptly pay expenses (including reasonable legal fees and expenses) incurred by you in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within thirty days after receipt by the Company of a written statement or statements from you requesting such advance or advances from time to time as well as a written undertaking from you to repay any amounts advanced (without interest) to the extent that it is ultimately determined that you were not entitled under this Agreement or applicable law to be indemnified by the Company.. No other form of undertakings shall be required of you other than the execution of this Agreement and submission by you to the Company of reasonably detailed invoices in respect to such request for advancement. If a claim for indemnification (following the final disposition of such action, suit, claim, demand or proceeding) or advancement of expenses under this Section 9 is not paid in full within thirty days after a written claim therefor by you has been received by the Company, you may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the reasonable expense of prosecuting such claim.

8.	Company Release

(a)

Effective as of the Separation Date, you hereby, on your behalf and on behalf of your affiliates, agents, heirs, executors, administrators, successors, personal representatives and/or assigns (collectively, the “Employee Releasors”),  unconditionally, fully, and completely release and forever discharge each of the Company’s and its subsidiaries’ respective officers, directors, managers, members, partners, shareholders, lenders, funding sources, investors, employees, vendors, agents, attorneys, accountants, affiliates, predecessors, successors and assigns (collectively, the “Company Released Parties,”) from any claim and all manner of action and actions, including but not limited to claims arising under Title VII, 42 U.S.C. §1981, Title 29 USC §621-634, unemployment, constructive termination and all other causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, costs, expenses (including reasonable attorney’s fees), losses, liabilities, judgments, executions, claims, liens, damages, wages, and demands of whatever nature, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, accrued or to accrue in the future, for or by reason of any matter, cause, or thing whatsoever, in law or in equity, under local, state, or federal statutory or common law or administrative regulation (collectively, “Claims”), which any of the Employee Releasors ever had, now has, or hereafter can, shall or may have against any of the Company Released Parties, from the beginning of the world up to and including the Separation Date.  Employee Releasors hereby agree that they (or any them) will not commence, prosecute, file, or permit to be commenced, prosecuted or filed in their name or on their behalf, any lawsuit, claim or action against any of the Company Released Parties based upon or arising out of any act or event which occurred before the Separation Date (whether known or unknown, anticipated or unanticipated, suspected or unsuspected).  The release and waiver contained in this Section 8 is a material inducement for the Company in entering into this Agreement.

(b)

You further acknowledge and agree that this release and waiver of rights is knowing and voluntary, that you have consulted (or been given the opportunity to consult) with an attorney regarding the terms and conditions of this Agreement, that you have read this Agreement in its entirety, and that you fully understands all of the terms and conditions contained herein.  You further acknowledge that you are entering into this Agreement knowingly, voluntarily and of your own free will.  Furthermore, you acknowledge that you were permitted a reasonable period of time to consider whether or not to enter into this Agreement and either took the time or opted to return the executed Agreement before that time.

(c)

You agree to execute an additional release and undertaking substantially in the form of this Section 8 at the time of, and as a condition to, payment by the Company to you of any Recovery Fee and/or Transaction Fee due and owing hereunder.

(d)

For the avoidance of doubt, nothing in this Section 8 shall release any economic rights in any vested equity securities of the Company or its subsidiaries owned by you or your affiliates as of the Separation Date.

9.	Employee Release

(a)Effective as of the Separation Date, , the Company hereby, on its behalf and on behalf of its subsidiaries’ respective officers, directors, managers, members, partners, shareholders, lenders, funding sources, investors, employees, vendors, agents, attorneys, accountants, affiliates, predecessors, successors and assigns (collectively, the “Company Releasors”),unconditionally, fully, and completely releases and forever discharges each of you and your agents, heirs, executors, administrators, successors, personal representatives and/or assigns (collectively, the “Employee Released Parties,”) from any Claims which any of the Company Releasors ever had, now has, or hereafter can, shall or may have against any of the Employee Released Parties, from the beginning of the world up to and including the Separation Date other than any Claims arising out of any Employee Released Parties’ fraud, gross negligence or willful misconduct.  Company Releasors hereby agree that they (or any them) will not commence, prosecute, file, or permit to be commenced, prosecuted or filed in their name or on their behalf, any lawsuit, claim or action against any of the Employee Released Parties based upon or arising out of any act or event which occurred before the Separation Date (whether known or unknown, anticipated or unanticipated, suspected or unsuspected) other than with respect to any Claims arising out of any Employee Released Party’s fraud, gross negligence or willful misconduct.  The release and waiver contained in this Section 9 is a material inducement for you in entering into this Agreement.

(b)The Company further acknowledges and agrees that this release and waiver of rights is knowing and voluntary, that the Company has consulted (or been given the opportunity to consult) with an attorney regarding the terms and conditions of this Agreement, that it has read this Agreement in its entirety, and that it fully understands all of the terms and conditions contained herein. The Company further acknowledges that it is entering into this Agreement knowingly, voluntarily and of its own free will.  Furthermore, the Company acknowledges that it was permitted a reasonable period of time to consider whether or not to enter into this Agreement and either took the time or opted to return the executed Agreement before that time.

(c)Upon the Company’s receipt of the release and undertaking contemplated by Section 8(c) above duly executed by you, the Company will execute an additional release and undertaking substantially in the form of this Section 9.

10.CIAA.  You acknowledge that the employee confidentiality and invention assignment agreement (the “CIAA”) you entered into with the Company remains in full force and effect.

11.Track Record.  You acknowledge that, as between you and the Company, the Company and its subsidiaries exclusively own all right, title and interest in and to the investment performance history and “track record” of the Company and its subsidiaries, including the funds under their management and any other investment vehicles managed by the Company and/or its subsidiaries for any period.

12.Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, you and each party’s respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

13.Complete Agreement. This Agreement, together with the CIAA, contains the complete agreement and understanding concerning the consulting arrangement between the parties and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter.

14.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made in and solely performed in Delaware.

16.Any dispute arising out of or relating to this Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in Boston pursuant to the JAMS Employment Arbitration Rules and Procedures as then in effect, subject to a direction to the arbitrator to apply such rules in a manner to minimize cost and maximize efficiency and speed of resolution to the maximum reasonable extent permitted under such rules and applicable law consistent with obtaining a fully enforceable resolution of such dispute.  The arbitrator must only choose between the position, in total, that you advance or the position, in total, that the Company advances as the closest to the correct resolution of all matters being arbitrated based on the law and the facts.  The arbitrator shall award the prevailing party its reasonable attorneys’ fees, costs and expenses in connection with such arbitration.  This paragraph shall be specifically enforceable. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

17.If any provision of this Agreement is held by an arbitrator or court of competent authority to be unenforceable, the parties intend that (a) the remaining provisions of this Agreement shall be enforced in accordance with their terms and (b) the court shall substitute a replacement provision that is enforceable that, as closely as possible, accomplishes the purposes intended by such original provision.

18.This Agreement may only be amended or modified pursuant to a written agreement executed by the Company and you.

If this Agreement correctly sets forth the terms of your engagement by the Company, please sign and return one copy of this Agreement to me, whereupon it shall become your and our binding agreement.

Very truly yours,

Peter A. Reed

Chief Executive Officer

Great Elm Capital Group, Inc.

Accepted and agreed to as of the date first written above:

/s/ Richard S. Chernicoff

Richard S. Chernicoff